Exhibit 15.6

King & Spalding LLP 1180 Peachtree Street N.E.
Atlanta, GA 30309-3521
Tel: +1 404 572 4600
Fax: +1 404 572 5100 www.kslaw.com

October 12, 2018

VIA EDGAR AND FEDEX

Securities and Exchange Commission Division of Corporation Finance 100 F Street, N.E. Washington, D.C. 20549	FOIA Confidential Treatment Requested by Jamestown Atlanta Invest I, LLC Pursuant to 17 C.F.R. § 200.83

Re:	Jamestown Atlanta Invest I, LLC

Draft Offering Statement on Form 1-A

To Whom It May Concern:

On behalf of Jamestown Atlanta Invest I, LLC, a Delaware limited liability company (the “Company”), we hereby confidentially submit the draft offering statement on Form 1-A (the “Offering Statement”) on the date hereof pursuant to Rule 252(d) of Regulation A under the Securities Act of 1933, as amended (“Rule 252(d)”), for non-public review by the staff (the “Staff”) of the Securities and Exchange Commission (the “Commission”) prior to the public filing of the Offering Statement.

The Offering Statement relates to the Company’s offering of up to $50,000,000 in common shares. The Company has advised us that, pursuant to Rule 252(d), the Offering Statement shall not be qualified less than twenty-one (21) calendar days after the public filing with the Commission of the initial non-public submission of the Offering Statement, all non-public amendments; and all non-public correspondence submitted by or on behalf of the company to the Staff regarding such submissions (subject to any separately approved confidential treatment request).

Pursuant to 17 C.F.R. § 200.83, the Company is also requesting that confidential treatment be afforded to this letter and the Offering Statement being submitted with this letter.

Very truly yours,

/s/ C. Spencer Johnson, III

C. Spencer Johnson, III

cc:	Gretchen Nagy
Thomas Sandlin
John Wilson